Exhibit 10.4
ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (“Agreement”) is among Picometrix, LLC, a Delaware limited liability company (“Company”), Advanced Photonix, Inc., a Delaware corporation (“API”), and In-Q-Tel, Inc., a Delaware corporation (“IQT”), and is dated as of November 12, 2010 (the “Effective Date”).  Company, API and IQT are referred to as the “Parties.”

RECITALS

WHEREAS, Company, API and IQT executed that certain Development Agreement (Sub Contract No. API/Picometrix 01, dated as of the date hereof (“Development Agreement”);

WHEREAS, pursuant to the Statement of Work (“SOW”) attached to the Development Agreement, Company will develop and deliver certain deliverables (“Deliverables”);

WHEREAS, API, Company and IQT agree that API and Company will pay IQT royalties as specified in this Agreement;

NOW, THEREFORE, in consideration of the above, the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Royalty Products and Royalty Payments

(a)
“Royalty Product” means a hand-held terahertz sensing device (and any related non-hand-held items) developed by API, or a sensing device (e.g. a security portal) using terahertz technology developed by API under the Development Agreement (but without the requirement that it be hand-held), that, in either case, is intended to be used for examining personnel by using far-infrared light pulses and analyzing the resulting time domain signature to determine if an object is located in an area where normally such an object would not be expected.  It is anticipated that this sensor for examining personnel would be used by homeland security, military, law enforcement, commercial, governmental, and industrial users at (including but not limited to) airports, borders, ports of entry, buildings, monuments, arenas, stadiums, and factories.

(b)	Royalty Payments. API and Company agree that from and after the date that IQT approves the Specification Signoff deliverable under the Development Agreement, they will pay royalties to IQT as follows.

(i)
In General.  API and Company shall be jointly and severally liable for paying IQT royalties as follows until the earlier of November 12, 2021 or the date IQT has received aggregate royalty payments hereunder of $5 million.  Except as provided in Section 1(b)(ii) below, the royalty shall be (i) 3% of the gross revenues (excluding (A) normal and customary trade and quantity discounts actually allowed, (B) amounts repaid or credited by reasons of defects, recalls, returns, rebates, retroactive price reductions and allowances of goods or bad debts, (C) chargeback’s, rebates (or the equivalent thereof) and other amounts paid in respect of a Royalty Product, (D) tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income) and charges of any governmental authority, and (E) any discounts for timely payment) of API, the Company and their respective Affiliates (each a “Selling Person”) from (a) the sale or lease of Royalty Products (other than direct sales/leases to the U.S. Government), (b) maintenance service contracts for Royalty Products (other than maintenance service contracts directly with the U.S. Government), and (c) licensing or other grant of rights associated with the Royalty Products (other than directly to the U.S. Government) from the date that IQT approves the Specification Signoff deliverable under the Development Agreement through November 12, 2016, (ii) 2.8% of such revenues for the period November 12, 2016 through November 12, 2017, (iii) 2.6% of such revenues for the period November 12, 2017 through November 12, 2018, (iv) 2.4% of such revenues for the period November 12, 2018 through November 12, 2019, (v) 2.2% of such revenues for the period November 12, 2019 through November 12, 2020, and (vi) 2.0% of such revenues for the period November 12, 2020 through November 12, 2021.  For purposes of the foregoing, (I) gross revenues from the sale or lease of Royalty Products shall not include revenues from one-off repair and maintenance of Royalty Products, including revenues from acquisition of software updates on a one-off basis; (II) revenues from the sale or lease of a Royalty Product (or from any other activity set forth in clauses (b) and (c) above) by a Selling Person to any other Selling Person shall not be included in gross revenues; and (III) in the case of Royalty Products containing one or more sensor technologies in addition to terahertz technology (a “Combination Product”), gross revenue shall be calculated by multiplying actual gross revenues of the Combination Product by the fraction A/C where A is the list price of the comparable Royalty Product containing only terahertz technology, if sold separately, or otherwise A is the fair market value of a comparable Royalty Product containing only terahertz technology, and C is the invoice price of the Combination Product.

(ii)
Commencement of Royalty Period for Revenues Funded by TSA’s Transit Security Grant Program.   Gross revenues received under by TSA’s Transit Security Grant Program shall not be subject to payment of royalties under Section 1(b) (i) above except to the extent earned more than 30 months after the inclusion of a Royalty Product on TSA’s Authorized Equipment List.

(c)
Making of Payments.  Payments to IQT of the royalties specified in Sections 1(a) (i) and 1(a) (ii) above shall be made on a quarterly basis within 60 days after each quarter.  Payments shall be accompanied by a true and correct statement setting forth in detail the calculation of such royalties, breaking out separately revenues from sales, leases, maintenance service contracts and licensing or other grant of rights; showing any exclusion pursuant to Section 1(b) (ii) above; specifically indicating the quantities of each Royalty Product sold or leased during the relevant quarter; and including such other information as IQT may reasonably request.  If no royalties are due for a particular quarter, API or Company shall provide a statement so indicating by no later than 60 days after the end of the quarter.  API and Company shall be jointly and severally liable for payment of the amounts specified herein.

(d)
Late Payments.  If any payment under this Agreement is not made on or before the date due, API and Company shall be jointly and severally liable for paying interest on the unpaid amount at the rate of LIBOR plus 3% per month, which interest shall accrue from the date the payment became due until the date such payment is paid in full.  If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by applicable law shall apply.

(e)
Recordkeeping and Audit.  API and Company shall, and shall cause their respective Affiliates (as defined in Section 1(f)) to, maintain complete and accurate records of all matters relevant to the calculation of payments under this Agreement for a period of at least five (5) years after the end of the period to which they relate.  Upon reasonable notice and no more frequently than once each year, the records shall be made available to IQT or its authorized representative to which API, Company or their respective Affiliates, as applicable, shall have no reasonable objection during normal business hours for inspection solely for the purpose of verifying compliance with the obligations of API and Company under this Agreement.  If such records are insufficient for the foregoing purpose or any such inspection discloses an underpayment of royalties of 5% or more of the amount of royalties actually due for any quarterly period, then, in addition to any other rights and remedies available to IQT under this Agreement (including payment of the unpaid amount plus interest), API and Company shall be jointly and severally liable for promptly paying the reasonable cost of such inspection.

(f)
“Affiliate” means, with respect to any person or entity, (i) any other entity of which securities or other ownership interests representing at least 50% of the voting or equity interests are, at the time such determination is being made, beneficially owned or controlled by such first person or entity, or (ii) any other person or entity which, at the time such determination is being made, is controlling, controlled by or under common control with such first person or entity.

(g)
No Further Obligations. For the avoidance of doubt, the Parties hereto agree and acknowledge that following the earlier of November 12, 2021 or the date IQT has received aggregate royalty payments hereunder of $5 million, neither API nor the Company shall have any further obligations to IQT under this Agreement with respect to the Royalty Products other than those accrued as of such time (e.g., payment obligations hereunder for sales before such time) or to be performed after that time (e.g., record keeping and audit), provided that the foregoing shall not affect obligations under any other agreements, including the Development Agreement.

2.     Representations and Warranties.  Each Party represents and warrants that it has the authority to enter into this Agreement.

3.     General Terms and Conditions

(a) Governing Law.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Virginia, without regard to its conflict of law principles.

(b) Contract Interpretation. This Agreement shall be construed without regard to the Party responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

(c) Severability.  If any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.

(d) Headings.  All headings in this Agreement are included solely for convenient reference, and shall not affect its interpretation.

(e) Notices.  All notices sent under this Agreement shall be in writing and: (i) hand delivered; (ii) transmitted by fax or electronic mail, with a copy sent concurrently by certified mail, return receipt requested; or (iii) delivered by prepaid overnight courier.  Notices shall be sent to the representatives of the Parties identified in Exhibit 1.

(f) Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  API and Company shall not, and each shall cause their respective Affiliates not to, sell, transfer or otherwise dispose of substantial assets relating to the manufacture, distribution or other commercialization of Royalty Products (including intellectual property rights relating to Royalty Products) unless the acquirer thereof agrees in writing (i) to pay royalties to IQT on the same basis as set forth in this Agreement, and (ii) that IQT is an intended third party beneficiary of such agreement to pay royalties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(g) Agreement Modifications.  This Agreement may be modified or amended only by a written agreement signed by both Parties.

(h) No Circumvention.  API and Company shall not, and each shall cause their respective Affiliates not to, enter into any agreement or take any other action if the primary purpose of such agreement or action is to avoid payment to IQT of royalties as provided in Section 1; provided, however, that for the avoidance of doubt, IQT acknowledges and agrees that (i) each Selling Person shall have the right to operate its respective business in its respective sole discretion, and (ii) no Selling Person has any obligation to operate its respective business in order to achieve any royalty payment or to maximize the amount of any royalty payment.

(i) Entire Agreement.  This Agreement, inclusive of all exhibits, constitutes the entire agreement between the Parties concerning its subject matter and supersedes any prior agreements between the Parties concerning the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

The Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

In-Q-Tel, Inc.	Picometrix, LLC

By:	By:

Name:	Name:

Title:	Title:

Advanced Photonix, Inc.

By:

Name:

Title:

In-Q-Tel, Inc. Proprietary
[Signature Page to Royalty Agreement]

EXHIBIT 1
REPRESENTATIVES OF THE PARTIES TO RECEIVE NOTICES

IQT’s Representatives:	CFO
In-Q-Tel, Inc.
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201
Phone: 703-248-3000
Fax: 703-248-3038
E-Mail: Finance@IQT.Org

With a copy to:

General Counsel
In-Q-Tel, Inc.
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201
Phone: 703-248-3000
Fax: 703-248-3001
E-Mail: Legal@IQT.Org

Company’s Representatives:	Picometrix, LLC
Attn: CEO
2925 Boardwalk
Ann Arbor, MI 48104
Main Phone: (734) 864-5600
Main Fax: (734) 998-3474

API’s Representatives:	Mr. Richard Kurtz
Chairman and Chief Executive Officer
Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, MI 48104
Phone: (734) 864-5647
Fax: (805) 484-9935
E-mail: rkurtz@advancedphotonix.com